Gersten, Savage & Kaplowitz
101 East 52nd Street
New York, New York  10022


July 8, 1999

Diplomat Direct Marketing Corporation
414 Alfred Avenue
Teaneck, New Jersey 07666

Gentlemen:

         You have requested our opinion, as counsel for Diplomat Direct Marketing Corporation, in 414 Alfred Avenue, Teaneck, New Jersey 07666 (the "Company"), in connection with the registration statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), being filed by the Company with the Securities and Exchange Commission.

         The Registration Statement relates to an offering of 2,900,000 shares of common stock, $0.0001 par value per share ("Common Stock") underlying the options (the "Selling Stockholder Shares"), issued pursuant to the plans described in the Registration Statement.

         We have examined such records and documents and made such examinations of law as we have deemed relevant in connection with this opinion. It is our opinion that the Selling Stockholder Shares, upon receipt by the Company of the exercise price therefore, are fully paid, validly issued and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act of the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                             Very truly yours,


                             /s/ Gersten, Savage & Kaplowitz, LLP